Exhibit 99.1

Medifirst Solutions Appoints Richard J. Berman to Its Advisory Board

FREEHOLD, NJ--(Marketwired - Aug 11, 2016) - MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) (the "Company" or "Medifirst"), a provider of innovative laser technology that recently received FDA 510(k) clearance to market its Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device, is pleased to announce the appointment of Richard J. Berman to its Advisory Board. Mr. Berman will serve as a key advisor to CEO Bruce J. Schoengood.

Mr. Berman stated, "I am elated to join the Medifirst Solutions Advisory Board and hope that I can provide substantial assistance and strategic advice to this exciting growth company in the life sciences field."

Stated CEO Bruce J. Schoengood, "We are honored and excited to have Mr. Berman join our company as a key advisor. His decades of top-tier management and extensive financial experience in healthcare and financial sectors will prove invaluable as Medifirst enters into its exciting new phase of business operations. The appointment of Mr. Berman is validation of Medifirst's commitment to become a key player in the booming laser sector. Medifirst anticipates further announcement in the upcoming days and weeks."

Richard Berman's business career spans over 35 years of venture capital, senior management and merger & acquisitions experience. Mr. Berman is a well-respected and seasoned professional, senior executive and public company board member with extensive experience with pharma, healthcare, biotechnology and life sciences companies, in additional to vast experience working in the financial sector. Over the course of his esteemed career, he has served as a director or officer of more than a dozen public and private companies. In 2014, he was elected Chairman of MetaStat Inc. From 2006-2011, he was Chairman of National Investment Managers, a company with $12 billion in pension administration assets. Mr. Berman is a director of four public healthcare companies: Advaxis, Inc., Caladrius Biosciences, Inc., MetaStat Inc. [Chairman] and Cryoport Inc.

From 2002 to 2010, he was a director of Nexmed Inc where he also served as Chairman/CEO in 2008 and 2009 (now called Apricus Biosciences, Inc.). From 1998-2000, he was employed by Internet Commerce Corporation (now Easylink Services) as Chairman and CEO, and was a director from 1998 to 2012. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world in the 1980's by merging Prestolite, General Battery and Exide to form Exide Technologies (XIDE); helped to create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions in over 300 deals.

He is a past Director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has US and foreign law degrees from Boston College and The Hague Academy of International Law, respectively.

About Medifirst Solutions, Inc.

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for "The Time Machine" Series Laser, received clearance from the U.S. Food and Drug Administration ("FDA") to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions. Due to the decrease of inflammation, patients have seen immediate aesthetic improvements as well, such as in scar healing and incisions. The hand-held laser device, with pinpoint accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. The laser divisions will be operated out of Medifirst's wholly owned subsidiary, Medical Lasers Manufacturer. Visit www.medifirstsolutions.com for more information.

Forward-Looking Statements: The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements.

Medifirst Solutions, Inc.
Investor Relations
(732) 786-8044
info@medifirstsolutions.com
www.medifirstsolutions.com